Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Adlai Nortye Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0001 per share	(1)	Other	9,300,000	$0.5750	$5,347,500.00	0.0001531	$818.70

Total Offering Amounts:							$5,347,500.00		818.70
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$818.70

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Offering Note(s)

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based the average of the high and low prices for the Registrant’s ordinary shares as quoted on the Nasdaq Stock Market on September 10, 2025, adjusted for ADS to Class A ordinary share ratio.